Exhibit 99.1

PRESS RELEASE

Contact: Kevin Bauer Sr. Vice President & CFO 510-668-7119	October 2, 2012

Exar Corporation Expands

Board of Directors

Company Appoints Industry Executive

Behrooz Abdi

Fremont, California, October 2, 2012 – Exar Corporation (Nasdaq: EXAR), today announced the appointment of Behrooz Abdi to its board of directors. The election of Mr. Abdi, who the board has determined qualifies as an “independent” director under NASDAQ rules, increases the size of Exar’s board to seven members.

Mr. Abdi is currently providing executive leadership and funding to various early stage companies focused on clean energy technologies, semiconductors, mobile applications, and related services. He currently serves as a director at Tabula Inc., a privately held company, and InvenSense Inc., a public company. Most recently, Mr. Abdi was Executive Vice President and General Manager at NetLogic Microsystems Inc. and was President and CEO of RMI Corporation. Mr. Abdi has held executive management and engineering positions at Qualcomm Incorporated and Motorola Inc. Mr. Abdi holds a B.S.E.E. from Montana State University and M.S.E.E. from the Georgia Institute of Technology.

“I am delighted to welcome Behrooz as our newest board member,” said Richard L. Leza, Chairman of the Board of Directors. “Behrooz’s experience in the semiconductor industry complements Exar’s strategic direction and we are fortunate to have Behrooz join us. Our board and stockholders will benefit from his business acumen, sound judgment and keen insight.”

“I welcome the opportunity to work closely with the board of directors at Exar,” stated Mr. Abdi. “I am particularly excited by the dramatic transformation that Lou DiNardo has directed as president and CEO and look forward to helping Exar drive consistent profitable growth.”

About Exar

Exar designs, develops and markets high performance analog mixed-signal integrated circuits and advanced sub-system solutions for data communication, networking, storage, consumer and industrial applications. Exar’s product portfolio includes power management and connectivity components, communications products, network security and storage optimization solutions. Exar has locations worldwide providing real-time customer support. For more information about the Company, visit http://www.exar.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or belief about the future events and financial, political and social trends and assumptions it has made based on information currently available to it. Exar cannot assure that any expectations, forecasts or assumptions made by management preparing these forward-looking statements will prove accurate, or that any projections will be realized. Such forward-looking statements may be affected by inaccurate assumptions or by known or unknown risks or uncertainties. Actual results may vary materially from those expressed or implied by the statements herein. Forward-looking statements contained herein speak only as of this release. Exar does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise. For factors that could cause actual results to vary, perhaps materially, from these forward-looking statements, please refer to Exar’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended April 1, 2012 and the Quarterly Report on Form 10-Q for the period ended July 1, 2012.

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